SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                           DOLLAR GENERAL CORPORATION
               ---------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)

                                   256669 10 2
                              ---------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  256669 10 2                                              Page 2 of 5
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(1)      NAME OF REPORTING PERSON
         IRS INDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Cal Turner, Jr.
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  ___
         (b)  ___
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(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
NUMBER OF                          6,010,660
SHARES                     -----------------------------------------------------
BENEFICIALLY              (6)      SHARED VOTING POWER
OWNED BY                           39,311,639
EACH                      ------------------------------------------------------
REPORTING                 (7)      SOLE DISPOSITIVE POWER
PERSON                             6,010,660
WITH:                     ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   39,311,639
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(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,322,299
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(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
                          Not Applicable
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.6%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
--------------------------------------------------------------------------------

CUSIP No.  256669 10 2                                               Page 3 of 5
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Item 1(a)  Name of Issuer:

         Dollar General Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

         100 Mission Ridge
         Goodlettsville, TN 37072

Item 2(a)  Name of Person Filing:

         Cal Turner, Jr.

Item 2(b)  Address of Principal Business Office or, if none, Residence:

         100 Mission Ridge
         Goodlettsville, TN 37072

Item 2(c)  Citizenship:

         United States of America

Item 2(d)  Title of Class of Securities:

         Common Stock

Item 2(e) CUSIP Number:

         256669 10 2

Item 3   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), check whether the filing person is a:

         Not Applicable

CUSIP No.  256669 10 2                                               Page 4 of 5
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Item 4   Ownership:

         (a)      Amount beneficially owned: 45,322,299

         (b)      Percent of class: 13.6%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:
                           6,010,660
                  (ii)     Shared power to vote or to direct the vote:
                           39,311,639
                  (iii)    Sole power to dispose or direct the disposition of:
                           6,010,660
                  (iv)     Shared power to dispose or direct the disposition of:
                           39,311,639

Item 5   Ownership of Five Percent or Less of A Class

         Not Applicable

Item 6   Ownership of More Than Five Percent On Behalf of Another Person

     The reporting person serves as co-trustee of the Turner Children Trust and shares the power to vote and dispose of the 31,625,784 shares of common stock of Dollar General Corporation held by the trust.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not Applicable

Item 8   Identification and Classification of Members of the Group

         Not Applicable

Item 9   Notice of Dissolution of Group

         Not Applicable

Item 10  Certifications

         Not Applicable

CUSIP No.  256669 10 2                                               Page 5 of 5
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2002                                     /s/ Cal Turner, Jr.
                                                          ----------------------
                                                          Cal Turner, Jr.